EXHIBIT 5.1

                      MAYOR, DAY, CALDWELL & KEETON, L.L.P.
                            700 LOUISIANA, SUITE 1900
                            HOUSTON, TEXAS 77002-2778
                                 (713) 225-7000
                            TELECOPIER (713) 225-7047

TransAmerican Waste Industries, Inc.
314 North Post Oak Lane
Houston, Texas 77024

Ladies and Gentlemen:

        We have acted as counsel for TransAmerican Waste Industries, Inc. (the "Company") in connection with the registration and proposed sale of shares (the "Shares") of Common Stock, par value $.001 per share, of the Company ("Common Stock"), all as described in the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended ("Registration Statement") to which this opinion is an exhibit. In such capacity, we have familiarized ourselves with the Certificate of Incorporation, as amended and restated, and Bylaws of the Company, as amended and restated, and have examined all statutes and other records, instruments and documents pertaining to the Company that we have deemed necessary to examine for the purposes of this opinion.

        Based upon our examination as aforesaid, we are of the opinion that:

        1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware; and

        2. The Shares are duly authorized, validly issued, fully paid and nonassessable shares of the Common Stock.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the caption "Legal Opinions."

                                   Very truly yours,

                                   MAYOR, DAY, CALDWELL & KEETON, L.L.P.

                                   /s/ Mayor, Day, Caldwell & Keeton, L.L.P.